CAE INC.

EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated effective as of October 1, 2022

CAE INC.
EMPLOYEE STOCK PURCHASE PLAN

1.PURPOSE

The purpose of the Plan is to provide Employees with an opportunity to participate in the ownership of the Company, through the purchase of Shares. The Plan shall operate as an employee profit sharing plan as defined in section 144 of the Income Tax Act (Canada) or any successor provision. The Plan was originally adopted effective April 1, 2000, and subsequently amended as of September 19, 2005, prior to the amendment and restatement of the Plan set forth herein.
2.DEFINITIONS

As used in the Plan:

“Affiliate” means an affiliated body corporate of the Company within the meaning of subsection 2(2) of the Canada Business Corporations Act.

“Board” means the board of directors of the Company.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Montreal, Quebec.

“Canadian Resident” means a person who is considered a resident of Canada for the purposes of the Income Tax Act (Canada), taking into account any applicable tax treaty.

“Committee” means the Human Resources Committee of the Board, any successor to such committee or any committee of the Board which may, subsequently to the Effective Date of Amendment, be established by the Board and to which the Board has delegated responsibility for administration of this Plan.

“Company” means CAE Inc. or a successor thereof.

“Effective Date of Amendment” means May 19, 2022.

“Employee” means a regular employee of the Company or a Participating Affiliate who is based in a country where the Plan has been authorized by the Committee.

“Employer” means the Company or a Participating Affiliate.

“Employer Contributions” means contributions made to the Plan by the Employer pursuant to section 5.

“Former Participant” means a Participant who ceased to be an Employee eligible to participate in this Plan but whose Plan Shares are still held by the Trustee on his or her behalf.

“Enrollment/Modification Form” means the Enrollment/Modification Form, as approved by the Committee from time to time.

“Holding Period” means, with respect to an Employer Contribution, a period of one (1) year from the date Shares representing such Employer Contribution are purchased by the Trustee, during which the Participant cannot sell, transfer or withdraw such Shares from the Plan.

“Lump Sum Payment” means a contribution by way of cheque or electronic transfer of funds payable to the Employer.

“Market Price” means, on any purchase date (or other specified date) that Shares are purchased on the open market pursuant to this Plan, the actual price at which such shares are purchased.

“Ordinary Participant Contributions” means contributions made by a Participant computed as a percentage of his or her Salary.

“Participant” means an eligible Employee who has enrolled in the Plan pursuant to the provisions hereof.

“Participant Contributions” means Lump Sum Payment(s) and/or Ordinary Participant Contributions, as the context requires.

“Participating Affiliate” means any Affiliate of the Company, including any controlled joint ventures, that has been designated by the Board, the Committee or by both the Senior Vice-President, Global Human Resources of the Company and the Vice President of the business unit of that Participating Affiliate, as participating in this Plan unless such designation has been revoked by the Board, the Committee or by both the Senior Vice-President, Global Human Resources of the Company and the Vice President of the business unit of that Participating Affiliate, as the case may be. Notwithstanding any other provision of the Plan, the Committee may determine whether and as of what date and on what terms Employees of any particular Affiliate may participate herein.

“Pay Period” means the time period with respect to which a Participant’s compensable time is recorded and paid by the Employer as determined under the Employer's normal payroll procedures and practices.

“Plan” means this Employee Stock Purchase Plan, as it may be amended from time to time, and which is intended to constitute an employee profit sharing plan as defined in section 144 of the Income Tax Act (Canada) or any successor provision.

“Plan Year” means any calendar year during which the Plan is in force.

“Profits” means current profits, retained earnings, and any other amount of or in respect of the Company or a Participating Affiliate considered by the Canada Revenue Agency to constitute profits for the purposes of subsection 144(10) of the Income Tax Act (Canada) or any successor provision.

“Registered Investment Account” means any registered tax‑free savings account or any group registered retirement savings plan for the benefit of the Employees who are Canadian Residents, as approved by the Committee for the purposes of the Plan.

“Salary” means the base salary or base wages of the Employee for a Pay Period, excluding overtime, bonuses, and other special or one-time payments received in that period.

“Shares” means common shares in the share capital of the Company.

“Trust Fund” means the assets of the Plan held by the Trustee, consisting of the Participant Contributions, the Employer Contributions, the Shares purchased therewith, and the income derived therefrom, the whole as more fully set out in paragraph 6.1.

“Trustee” means the party appointed as trustee under this Plan pursuant to section 10.

“TSX” means the Toronto Stock Exchange.

Unless the context otherwise requires, references to the masculine shall be deemed to include references to the feminine, and vice versa, and references to the singular shall be deemed to include references to the plural, and vice versa.
3.ELIGIBILITY

3.1 Eligible Employees - Subject to the exceptions provided in this paragraph 3.1, each Employee working full-time or working part-time for more than 20 hours per week for the Company or a Participating Affiliate is eligible to enroll and participate in the Plan.

Notwithstanding the foregoing, each unionized Employee working full-time or working part-time for more than 20 hours per week for the Employer is eligible to enroll and participate in the Plan the first of the coinciding month with or immediately following the date on which such unionized Employee of the Company has completed six (6) months of continuous service.

Notwithstanding any other provision of the Plan, the Committee may determine and apply, in its sole discretion, different eligibility requirements for the Plan for Employees of the Company or Participating Affiliates of the Company, provided that such requirements shall not be applied in a discriminatory manner.

3.2 No Effect on Employment - The participation of an Employee in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon any such Employee any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, the terms of employment of an Employee by the Employer shall not be affected by his or her participation in the Plan. Nothing contained in the Plan or in any documentation pertaining thereto shall confer upon any Participant any right to be employed or to continue to be employed by the Employer or interfere in any way with the right of the Employer to terminate the employment of such Participant. Under no circumstances shall any person who is or has at any time been a Participant be able to claim from the Company or any Affiliate or other related person any sum or other benefit to compensate him or her for loss of any rights or benefits under or in connection with this Plan or by reason of his or her participation herein.

3.3 Enrollment/Modification - Each Employee who is eligible to participate in the Plan and wishes to participate in the Plan as of the date of his choice must complete and submit to the Employer or the Trustee the Enrollment/Modification Form authorizing the Employee’s Employer to deduct from the Salary of such Employee such Ordinary Participant Contribution to this Plan as such Employee may designate in such Enrollment/Modification Form (subject to changes which the Employee may thereafter make pursuant to paragraph 4.3); in each case in the form and manner from time to time required by the Company. The submission of the Enrollment/Modification Form shall evidence the express agreement of such Employee to be bound by the terms and conditions of this Plan.

Participation in the Plan shall begin as soon as reasonably practicable after receipt of the Enrollment/Modification Form by the Employer or the Trustee. Submission of a duly completed and executed Enrollment/Modification Form shall constitute acceptance by the Employee of all the terms and conditions of the Plan and of any regulations adopted or to be adopted pursuant to paragraph 12.1.
4.PARTICIPANT CONTRIBUTIONS

4.1 Participant Contributions - The Employee may contribute an amount to this Plan through a Lump Sum Payment (if permitted by the Employer) and/or an Ordinary Participant Contribution in the amount he or she wishes to contribute for a Pay Period, as designated by such Participant from time to time in the form and manner contemplated pursuant to paragraph 3.3. The amount of each Participant Contribution, whether a Lump Sum Payment or an Ordinary Participant Contribution, must be equal to any whole percentage of the Participant’s Salary and must not exceed, annually, 18 percent of the Participant's then current Salary. In the event that the Salary of a Participant varies at any time in the course of a Plan Year, the amount of the Ordinary Participant Contributions of such Participant shall be automatically adjusted accordingly for each Pay Period in order to remain equal to the designated percentage of the Participant’s Salary.

4.2 Manner of Payment - Each Participant must make a Participant Contribution to the Plan:

•by regular scheduled payroll deduction made by the Employee’s Employer at the end of a Pay Period. Each payroll deduction in respect of Ordinary Participant Contributions shall be in an amount equal to the percentage of such Participant’s Salary for such Pay Period designated by the Participant on his or her Enrollment/Modification Form; or
•if permitted by the Employer, by Lump Sum Payment. Contributions made by Lump Sum Payment are included in the contribution maximum of 18 percent of the Participant’s Salary. These contributions shall be made in accordance with the provisions of the CAE policy on insider trading, section 15 of CAE’s Corporate Policies and Procedures or any successor section.

The Ordinary Participant Contributions in any given Plan Year shall be determined on the basis of the calendar year in which the Employer pays the Participant's Salary from which such Ordinary Participant Contributions are deducted.

4.3 Change of Contributions - Unless the Committee determines otherwise, a Participant may change his or her contributions in the Plan by completing and submitting to the Employer or the Trustee an Enrollment/Modification Form modifying the amount of the Participant's Ordinary Participant Contributions for such Plan, provided such changes conform with the requirements of the Plan, including those set forth in paragraph 4.1. Such modifications shall take effect as soon as administratively practicable, at which time the Participant Contributions shall be adjusted accordingly.

4.4 No Retroactive Contributions - A Participant may not make retroactive Participant Contributions to the Plan, unless permitted by an Employer to correct an administrative error.

4.5 Paid Leave of Absence - A Participant on authorized Employer-paid leave of absence shall continue to make Participant Contributions through payroll deduction, as provided for in paragraph 4.2, unless such Participant has informed the Company that he wishes to have his Participant Contributions suspended during the period of such absence, in which event paragraph 4.7 shall apply, with such modifications as the context requires.

4.6 Maternity and Parental Leave - A Participant on maternity leave or unpaid parental leave may, if she or he so wishes, continue to make Participant Contributions. The manner of payment for such Participant Contributions will be specified by the Employer.

4.7 Lay-off and Unpaid Leave of Absence - In the case of lay-off or authorized unpaid leave of absence, the Ordinary Participant Contributions of the Participant shall be automatically suspended. Such suspension shall apply until the Participant returns to work and begins to receive Salary from which an Ordinary Participant Contribution can be made.

During any suspension of Participant Contributions by a Participant on lay-off or unpaid leave of absence, the Participant shall have the right to receive Employer Contributions earned prior to such suspension, subject to section 5.

4.8 Long-term Disability - In the event that a Participant becomes disabled and entitled to benefits under a recognized long-term disability program of the Employer, and subject to paragraph 4.9, the Ordinary Participant Contributions of the Participant shall be automatically suspended. Such suspension shall apply until the Participant returns to work and begins to receive Salary from which an Ordinary Participant Contribution can be made.

During any suspension of Participant Contributions by a Participant on long-term disability, the Participant shall have the right to receive Employer Contributions earned prior to such suspension, subject to section 5.

4.9 Continuing Contributions - A Participant to whom paragraphs 4.6 or 4.8 applies may continue to contribute to the Plan, which shall not exceed, annually, 18 percent of the Participant's Salary at the time paragraphs 4.6 or 4.8 first applied to him or her. Such contribution may continue until the earlier of his return to work or the end of the Plan Year in which the event described in such paragraph occurs. The manner of payment for such Participant Contributions will be specified by the Employer.

4.10 Voluntary Suspension of Contributions - A Participant may at any time request that his or her Ordinary Participant Contributions be suspended, by completing and submitting an Enrollment/Modification Form to the Employer or the Trustee. The Participant shall have the option of resuming his or her Ordinary Participant Contributions at any time by completing and submitting a new Enrollment/Modification Form. Ordinary Participant Contributions shall resume as soon as practicable.

During any voluntary suspension of Participant Contributions, the Participant shall remain eligible for Employer Contributions earned prior to such suspension, subject to section 5.

4.11 Remittance of Contributions - Ordinary Participant Contributions withheld through payroll deduction by the Employer in each Pay Period shall be remitted by the Employer to the Trustee as soon as practicable, but in no event later than one (1) week following the payment of the Salary from which such Ordinary Participant Contributions are deducted.
5.EMPLOYER CONTRIBUTIONS

5.1 Employer Contributions - Simultaneous with the relevant Participant Contribution or as soon as practicable thereafter, the Employer shall remit to the Trustee for the benefit of each Participant an Employer Contribution out of Profits. Unless the Committee determines otherwise, such Employer Contribution shall be equal to 50 percent of the amount of the relevant Participant Contributions, up to six (6) percent of Salary.

However, if there are insufficient Profits to make an Employer Contribution calculated according to the preceding formula in a particular Plan Year, the Employer Contribution for that Plan Year shall be reduced to CAN$100 per Participant, it being understood that the Employer Contribution for the benefit of any Participant shall not exceed three (3) percent of his or her Salary in that Plan Year. Notwithstanding anything to the contrary herein, the Employer will not make any contribution to this Plan pursuant to this section in circumstances where the Employer is insolvent, or such contribution would render the Employer insolvent.

5.2 Holding Period - The Participant's rights to an Employer Contribution shall be subject to the Holding Period requirements, pursuant to which the Participant cannot sell, transfer or withdraw from the Plan the Shares purchased by the Trustee with such Employer Contribution, until the end of the applicable Holding Period.
6.TRUST FUND; ALLOCATIONS TO PARTICIPANTS

6.1 Assets of the Trust Fund - The Trust shall receive from the Employer the Participant Contributions of all the Participants made in accordance with section 4 and the Employer Contributions made to the Plan in accordance with section 5. Such contributions, the Shares acquired therewith and the income thereon from the date of receipt by the Trustee shall constitute the Trust Fund of the Plan and shall be held, invested, managed and administered by the Trustee pursuant to the terms of the Plan.

6.2 Allocations to Participants - The Trustee shall maintain a separate account for each Participant. Subject to paragraph 5.2, the Trustee shall credit to the account of a Participant all Employer Contributions made for the benefit of the said Participant, all Participant Contributions made by such Participant, and all Shares acquired therewith. The Trustee shall allocate to each Participant all income received, capital gains realized, and capital losses sustained by the Trust Fund on his account at such time or times as the Trustee may determine but, in any event, at least annually.

7.SALE, WITHDRAWAL OR TRANSFER OF SHARES

7.1 Right to Sell, Withdraw or Transfer – Subject to paragraph 5.2 and except as otherwise provided below in this paragraph 7.1, a Participant may direct the Trustee to sell, withdraw or transfer some or all of the Shares in his or her account. In the first case, the Trustee shall pay to the Participant an amount equal to the net proceeds realized from the sale of those Shares in the Participant’s local currency which have been sold at the Participant’s direction. In the second case, the Trustee shall deliver to the Participant those Shares that have been withdrawn at the Participant’s direction. In the third case, the Trustee shall proceed in accordance with paragraph 7.2. The restrictions set forth in paragraph 5.2 shall cease to apply under the circumstances described in paragraph 7.3.

7.2 Transfer in Registered Investment Account or in Brokerage Account - Upon request from a Participant who is a Canadian Resident and subject to any applicable rules or regulations, the Trustee shall transfer the Shares purchased on behalf of such Participant into the Participant’s Registered Investment Account. It is the responsibility of the Participant to ensure that the aggregate of any such Registered Investment Account contributions and any contributions he or she makes to other registered investment accounts or retirement savings plans does not exceed the allowable limit under the Income Tax Act (Canada). The Employer and the Trustee assume no responsibility in relation to whether any Employee is or continues to be eligible under applicable laws to participate in a Registered Investment Account or has exceeded the contribution limits applicable to the Employee with respect to any Registered Investment Account, which matters shall be the sole responsibility of the Employee. Participation in a Registered Investment Account may not be available at all times under the circumstances described in paragraphs 4.5, 4.6, 4.7 and 4.8.

Upon request from a Participant and subject to any applicable rules or regulations, the Trustee shall, transfer the Shares purchased on behalf of the Participant to a personal brokerage account other than a Registered Investment Account.

Notwithstanding the foregoing, Shares purchased by the Trustee with Employer Contributions cannot be transferred to a Registered Investment Account or brokerage account until the end of the applicable Holding Period.

7.3 Death, Retirement and Termination of Employment - In the event of the death, retirement or termination of employment of a Participant, participation in the Plan will automatically terminate and within 90-days following such death, retirement or termination of employment the Trustee will, unless otherwise validly instructed, remit to the estate of the deceased Participant, to the retired Participant or to the Former Participant, as the case may be, a certificate representing the number of whole Shares standing to the credit of such Participant as of the date of death, retirement or termination of employment, as the case may be, together with a net cash payment for any fraction of a Share and any Contributions not yet invested as of the date of death, retirement or termination of employment.

For the purposes of the Plan, a transfer from the Company to a Participating Affiliate, from a Participating Affiliate to the Company, or between Participating Affiliates shall be deemed not to constitute a termination of employment. However, transfer from the Company or a Participating Affiliate to an Affiliate not participating in the Plan shall be deemed to constitute a termination of employment. In addition, a transfer between Participating Affiliates may necessitate completing additional administrative documents.
8.INVESTMENTS

8.1 Contributions to be Invested Solely in Shares - All Participant Contributions and all Employer Contributions, as well as all income therefrom, shall be invested solely in the acquisition of Shares.

8.2 Acquisition of Shares by Trustee - Shares shall be purchased by the Trustee as soon as reasonably practicable following receipt of Participant Contributions and Employer Contributions, subject to any applicable securities legislation, stock exchange rules, or other relevant rules.

8.3 Source of Shares - The Trustee shall use the Participant Contributions and the Employer Contributions to purchase Shares only on the open market, through the facilities of the TSX, as prescribed by the Board.

8.4 Registration of Shares - The Shares purchased by the Trustee under the Plan for and on behalf of a Participant will be registered in the name of, and held by, the Trustee for and on behalf of the Participant or Former Participant, as the case may be. A Participant may request from the Trustee a certificate representing any number of the Plan Shares credited to his or her account which are eligible for withdrawal pursuant to the terms of the Plan and any such request affecting Shares shall be applied beginning with the Shares which have been held in the Plan for the longest period of time and continuing in chronological order.

8.5 Dividends - All dividends declared and paid in Canadian dollars on Shares held in a Participant's account, less applicable withholding taxes, if any, shall be used by the Trustee to purchase additional Shares as soon as practicable following payment of the dividends, which Shares shall be credited to the account of the Participant.

8.6 Shareholder Information; Right to Vote - So long as the Trustee is holding Shares on behalf of a Participant or Former Participant, each Participant or Former Participant will be provided with a copy of all of the shareholder information, documentation and reports sent by the Company to its shareholders. All voting rights with respect to whole Shares held in a Participant's or Former Participant's account may be exercised by the Participant or Former Participant.

All Participants will be advised of take-over bids, issuer bids, rights offerings and other events when notice of which is delivered to the Trustee or their nominee as the registered holder of Shares and all Participants will be provided with copies of all materials delivered by an offeror or the Company to the Trustee or their nominee in connection therewith.

8.7 Discretion of Trustee - Notwithstanding paragraph 8.2, the Trustee, at its discretion, may limit the daily volume of its purchases and sales of Shares or make such purchases and sales over several trading days to the extent that such action is deemed by it to be in the best interests of the Participants. Should the purchase or sale of Shares by the Trustee in any given month pursuant hereto be at various prices, the Trustee shall establish an average purchase or sale price, as the case may be, applicable for each Share purchased or sold in the relevant month.

8.8 Fractions of Shares - A Participant shall not be allowed, under any circumstances, to withdraw or transfer a fraction of a Share pursuant to any provision of the Plan. The value of any such fraction shall in all cases be paid in cash in the Participant’s local currency.

8.9 No Share Value Guarantee - The Shares shall be purchased and sold at the prevailing Market Price of the Company’s Shares on the TSX, on the date of purchase or sale. Neither the Company nor any other Affiliate, or any of their respective directors, officers or agents, makes any representation or warranty as to the future market value of any Shares acquired in accordance with the provisions of the Plan and offer no guarantee against any loss that a Participant may suffer as a consequence of a drop in the market value of the Shares or of market fluctuations for any cause whatsoever.

8.10 Foreign Currency Fluctuation - The Shares shall be purchased and sold on the TSX in Canadian dollars. As the price of the Company’s Shares is quoted in Canadian dollars, the value of those Shares and the associated Contributions may be affected by movements in the Canadian dollar vs. local currency exchange rate.
9.STATEMENTS OF ACCOUNT

The Trustee will make available electronically to each Participant or Former Participant a statement of account.
10.TRUSTEE

The Trustee shall be one or multiple financial institution(s) that may be appointed by the Committee to act in this capacity and shall hold office for such period as is determined by the Committee. In the event of the resignation or other termination of office of the Trustee, its successor shall be appointed by the Committee. Any successor of the Trustee shall be vested with all the powers, rights and duties of the Trustee hereunder to the same extent as if originally named as the Trustee hereunder.
11.PARTICIPANT’S RIGHTS NOT TRANSFERABLE

Except as provided herein, the rights of a Participant pursuant to the provisions of the Plan are non-assignable and non-transferable, in whole or in part, other than by will or pursuant to the laws of succession. No attempted assignment or transfer thereof, otherwise than in accordance with the provisions hereof, shall be effective.
12.INTERPRETATION, REGULATIONS, AMENDMENT AND TERMINATION

12.1 Regulation and Delegation - The Committee may make, amend and repeal at any time and from time to time such regulations not inconsistent herewith, as it may deem necessary or advisable generally for the proper administration and operation of the Plan. In particular, the Committee may delegate to any person, group of persons or corporation such administrative duties and powers as it sees fit, including implementing the Plan in a country where it is not already in effect, and the Committee may take such actions as are necessary not to penalize a Participant moving to or from Canada at the Company’s request.

12.2 Interpretation - The Committee shall have the power to interpret the provisions of the Plan from time to time. All decisions and interpretations of the Committee respecting the Plan and all rules and regulations made from time to time pursuant hereto shall be binding and conclusive on the Company, the Participating Affiliates, and all Participants and Former Participants and their respective legal representatives and on all Employees eligible under the Plan to participate herein.

12.3 Amendment - The Committee may amend at any time the provisions of the Plan at its sole discretion, except that no such amendment shall operate so as to deprive a Participant of any material rights acquired prior to the date thereof or to relieve the Company of the obligation to make such unremitted Employer Contributions as it would have been obliged to make in respect of that Participant pursuant to section 5. Notwithstanding the foregoing, if any provision of the Plan contravenes any applicable laws or regulations or any rules, regulations, by-laws or policies of any regulatory authority or stock exchange having jurisdiction or authority over the Company, an Affiliate or the Plan, then the Committee may amend such provision to the extent required to bring such provision into compliance therewith.

12.4 Termination - The Committee reserves the right to suspend or terminate the Plan at any time, in whole or in part, in which event the Participants’ rights will be governed by paragraph 7.3 as if the employment of all Participants had been terminated on the date the Plan is terminated. If the Plan is terminated in whole or in part by the Company, the Trustee will remit to each affected Participant and Former Participant certificates or written transfer receipt representing the whole Shares standing to the credit of such Participants or Former Participants together with a net cash payment for any fraction of a Share and any Contributions not yet invested.

12.5 Legal Requirements - No Share may be issued, purchased or sold under the Plan, with respect to a Participant, if such issuance, purchase or sale would be contrary to or in violation of any applicable law or any applicable regulation adopted thereunder.
13.ADMINISTRATION AND BROKERAGE FEES

Except as otherwise provided for in this section 13, the Company shall pay all costs of administering the Plan, including without limitation all the fees and expenses of the Trustee. All brokerage fees relating to the acquisition of Shares shall be borne by the Company. All brokerage and other fees relating to the sale, transfer to a Registered Investment Account or brokerage account or withdrawal of Shares shall be paid by the relevant Participant and deducted directly from his or her account, except that the Company shall pay the said fees in respect of one (1) such transaction per Participant in each Plan Year.
14.APPLICABLE LAWS

The laws of the Province of Ontario and the laws of Canada applicable therein shall apply to the Plan, any amendments thereto, and the administration thereof, and all rights and obligations thereunder shall be governed, construed and determined in accordance with such laws.

15.TAX WITHHOLDING

Notwithstanding any other provision of this Plan, all distributions or payments to a Participant under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves a distribution of Shares, then, the withholding obligation may be satisfied by (a) having a number of Shares sufficient to cover such withholding obligation be sold by the Trustee, the Company’s transfer agent and registrar or any agent or trustee appointed by the Company, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being remitted to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

Notwithstanding the above and subject to applicable laws, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant's Registered Investment Account in circumstances to which the regulations made under the Income Tax Act (Canada) apply.
16.NON-CANADIAN EMPLOYEES

The Plan shall apply to Employees outside Canada as of the times and to the extent determined by the Committee. The Company may, by way of schedules to this Plan, add terms and conditions applicable to Participants who are subject to the laws and regulations of countries other than Canada, in order to render the Plan compliant with such foreign laws or regulations. With respect to such Participants, these schedules will be incorporated into and take precedence over the conflicting terms and conditions of the Plan.

Exhibit I – Outline of Specific Local Considerations

UNITED STATES SCHEDULE

ELIGIBILITY

For the Participating Affiliates in the United States (each, a US Participating Affiliate), each Employee scheduled to work full-time, part-time (including those working less than 20 hours per week), or on-call for such US Participating Affiliate is eligible to enroll and participate in the Plan. Notwithstanding the foregoing or any provision of the Plan to the contrary, the term "Employee" shall not include any employee of a US Participating Affiliate who is (a) a member of a collective bargaining unit unless the benefits provided by this Plan were agreed upon in the relevant collective bargaining agreement, (b) an independent contractor, (c) a non-resident United States citizen assigned to a foreign Affiliate of the US Participating Affiliate, unless he or she entered into a written expatriate contract and is earning US source income, (d) a non-resident alien who does not receive earned income from sources within the United States, or (e) employed as a “co-op”, “student”, “right-seater”, or “special assigned and experience” employee as defined in the personnel records of the US Participating Affiliate.

SECURITIES LAWS

The Plan constitutes part of a prospectus covering securities that have been registered under the United States Securities Act of 1933, as amended.

FOREIGN ASSET REPORTING TO US GOVERNMENT

A Participant in the Plan who is a United States citizen or resident alien will be required to report any amounts held under the Plan and any other cash or share accounts held in a foreign institution where the aggregate value of the asset is more than USD 10,000 at any time during the calendar year. The information must be filed electronically on Form 114, Report of Foreign Bank and Financial Accounts (FBAR) by April 15 of each year through the BSA E-Filing System of the Financial Crimes Enforcement Network (FinCEN), a bureau of the United States Department of the Treasury, separate from the United States Internal Revenue Service. The filing is not filed with a federal tax return.

Additionally, a Participant in the Plan who is a United States citizen or resident alien (and in some cases a non-resident alien) will be required to report any amounts held under the Plan and any other “specified foreign assets” if the value of such assets exceeded specified thresholds described below. The assets are reported on Form 8938, Statement of Specified Foreign Financial Assets (FATCA) that is to be attached to the Participant's United States annual federal income tax return and is due on the date that return is due, including any applicable filing extensions. A FATCA filing is required if the total value of the specified foreign assets held by unmarried taxpayers or married taxpayers filing separately is (i) more than USD 50,000 on the last day of the tax year, or (ii) more than USD 75,000 at any time during the year. The thresholds in (i) and (ii) are increased to USD 100,000 and USD 150,000, respectively, for married taxpayers, and further increased for U.S. taxpayers living outside of the United States.

You should consult with your personal tax or other legal advisor regarding any FBAR, FATCA and other reporting obligations arising from participation in the Plan before enrolling in the Plan.

EMPLOYMENT CONSIDERATIONS

The Plan is not intended to be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it subject to or intended to satisfy the requirements of section 401(a) of the United States Internal Revenue Code and the trust is not intended to satisfy the requirements of section 501(a) of the United States Internal Revenue Code.

TAX CONSIDERATIONS

Participant Contributions and Employer Contributions will constitute taxable wages for United States federal employment and income tax purposes for the Pay Period such contributions are contributed to the Plan. In addition, dividends paid on Shares held in the Participant's account under the Plan will be subject to United States federal income tax. Depending on where a Participant resides, Participant Contributions, Employer Contributions and dividends on Shares held under the Plan may also be subject to local and state taxation.

Employer Contributions under the Plan do not constitute "deferred compensation" and therefore are not subject to the requirements of section 409A of the United States Internal Revenue Code.

AUSTRALIAN SCHEDULE

INSTRUCTIONS
Please note that the Securities Laws section below assumes CAE Inc. is complying with the Australian Securities and Investments Commission Class Order 14/1000; if CAE Inc. is relying on another exemption (e.g., small offering exemption), advice should be sought.

EXCHANGE CONTROLS
There is a reporting requirement to the Australian Transaction Reports and Analysis Centre (AUSTRAC) where funds equal to or greater than AUD 10,000 are transferred (see section 43 of the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) (AML/CTF Act). In addition, international funds transfers (regardless of the value of the funds transfer) are also required to be reported to AUSTRAC in certain circumstances (see sections 45 and 46 of the AML/CTF Act). If an Australian bank is assisting the participant with the transaction, the bank will file the report on the participant's behalf. If there is no Australian bank involved in the transfer, the participant will be required to file the report.

SECURITIES LAWS
Any advice given by CAE Inc., or any of its associated bodies corporate, in connection with Awards or the Plan does not take into account your objectives, financial situation or needs. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.
CAE Inc. undertakes on request, at no charge and within a reasonable time, to provide you with a full copy of the rules of the Plan and any associated documents. You can contact [INSERT NAME] at [INSERT EMAIL ADDRESS] they can provide you with the current market price of the shares in Australian Dollars.
Prior to the purchase of your CAE Inc. shares, your contributions will be held on trust for you by CAE Inc. in an Australian bank account. Your contributions will only be sent to CAE Inc. for the purchase of your CAE Inc. shares when requested by the administrator. You can also stop making contributions at any time. If you make such an election, it will be effective as soon as administratively possible.

RISK WARNING
There is a risk that CAE Inc. shares may fall as well as rise in value through movement of equity markets. Market forces will impact the price of CAE Inc. shares, and at their worst, market values of CAE Inc. shares may become zero if adverse market conditions are encountered. As the price of CAE Inc. shares is quoted in CAD, the value of those shares to you may also be affected by movements in the CAD /AUD exchange rate.

FOREIGN ASSET REPORTING
You are required to report any cash or share accounts held in a foreign institution where the value of the asset is more than AUD 50,000. The information must be submitted to the Australian Taxation Office (on Form Annual Income Tax Return) by October 31.
The threshold applies at any time during the tax year. The deadline may be extended if filing through a registered tax agent.

GERMANY SCHEDULE

EXCHANGE CONTROLS
Cross-border transactions with a value equal to or exceeding EUR 12,500 require minor notifications to the Bundesbank. The report must be made by the 5th day of the month following the month in which the payment was received via the website Allgemeine Meldeportal Statistik. The notifications are usually made on your behalf by the local bank that effects the transfer but you are responsible for satisfying the reporting obligation in the event the bank does not file the notification.
EMPLOYMENT CONSIDERATIONS
Please note that your sole contact and sole contractual partner regarding the Plan and the offer or award is CAE Inc. and any rights and entitlements pursuant to the Plan are granted on an exclusively voluntary basis and do not create any claims against your employer or any of its affiliates. Even if there is a repeated grant of rights and without express notification that the grant is made voluntarily, no legal claim for future grants exists. The offer or award remains in the complete discretion of the Company. In particular, the Company reserves the right to determine the scope of beneficiaries and the conditions of the Plan. Additionally, any offer or award do not form part of your contractual salary.
TAX CONSIDERATIONS
If payment or withholding of the taxes due in connection with any benefit received under the Plan is not made within 10 days following the end of the month in which the tax liability occurs, the amount of any uncollected tax shall constitute a loan owed to your employer, which will bear interest at the then current market rate as published by the German Federal Bank. If taxes due are not collected from or paid by you by their due date, it is possible that the German tax authorities will qualify the amount of any uncollected taxes as a benefit to you, on which additional income tax would be payable.  In such case, you will be responsible for any income tax that may be due on this additional benefit, and for reimbursing the Company or your employer for any taxes on this additional benefit.

NEW ZEALAND SCHEDULE

SECURITIES LAWS
GENERAL INFORMATION
The following information is provided to you by CAE Inc. in reliance upon clause 8 of Schedule 1 of the Financial Markets Conduct Act 2013 and Schedule 8 of the Financial Markets Conduct Regulations 2014.
You have the right to receive from CAE Inc., within 5 business days of receipt by CAE Inc. of your request, a copy of the Company’s latest annual report and financial statements (including the auditor’s report on those financial statements). These documents will be provided free of charge.
Alternatively, you can obtain a copy of CAE Inc.´s latest annual report and financial statements (including the auditor’s report on those financial statements) by electronic means, by visiting CAE Inc.’s website (cae.com).
Warning
This is an award pursuant to which, upon purchase in accordance with the terms of the Employee Share Purchase Plan No Discount, you will receive common shares in CAE Inc.. Common shares give you a stake in the ownership of CAE Inc.. You may receive a return if dividends are paid on ordinary shares after they are issued to you.
If CAE Inc. runs into financial difficulties and is wound up, you will be paid only after all creditors (and holders of preference shares) [Note: please remove if not applicable] have been paid. You may lose some or all of your investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make an informed decision.
The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.
Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.
CAE Inc.’s common shares are listed on the TSX. This means you may be able to sell common shares issued to you after purchase on the TSX if there are interested buyers. You may get less than you invested. The price will depend on the demand for CAE Inc.’s common shares.
Prior to the purchase and settlement of the awards under the Employee Share Purchase Plan No Discount, you will not have any rights of ownership with respect to the shares to be issued once the award has been purchased or any other right arising out of share ownership e.g. the right to dividends or participation in a bonus issue of shares.

No interest in any award may be transferred (legally or beneficially), assigned, charged or otherwise disposed of. Any attempt to do so will cause the relevant award to immediately lapse, unless the board of CAE Inc. determines otherwise (in its sole discretion).
FOREIGN ASSET REPORTING
You are required to report any cash or share accounts held in a foreign institution where the value of the asset is more than NZD 50,000. The information must be submitted to the Inland Revenue (on Form IR3 and/or IR447) by July 7.
Employees may be required to report information about foreign shares to the New Zealand tax office under the foreign investment fund regime. There are a number of possible exemptions to this disclosure requirement, which can be affected by the Employee’s individual circumstances.
There are different disclosure forms depending on which calculation method the taxpayer has applied in respect of their overseas shareholding. Where the default calculation method has been used (the “fair dividend rate” method), the applicable form is IR 447.
A taxpayer’s deemed income on an overseas shareholding under the “foreign investment fund” or FIF rules, will also form part of their overseas income for the purposes of the IR 3 form (although we note that this form is being phased out as Inland Revenue is progressively moving towards online return filings).

SPAIN SCHEDULE
FOREIGN ASSET REPORTING
You are required to report any cash or share accounts held in a foreign institution where the value of the asset is more than EUR 50,000. The information must be submitted to the Ministerio de Hacienda (AEAT) (on Form Modelo 720 and D-6) by March 31.
After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously reported assets increases by more than €20,000. The reporting must be completed by March 31 following the end of the relevant year. It is your responsibility to comply with these reporting obligations, and you should consult with your personal tax and legal advisors in this regard.
Employees are required to submit a declaration to the Directorate of Investments in Spain when acquiring or disposing of company shares. The declarations (on Form D6) are made on an annual basis during the month of January, taking into consideration the whole portfolio of any foreign listed securities (either directly or through foreign depositories) as of December 31 of the immediate preceding year.
In addition, you are required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities (including shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000 under Form ETE (BdE).
EMPLOYMENT CONSIDERATIONS
This provision supplements the terms of the Plan and its ancillary documents. In accepting the offer or award, you understand that the Company has decided to make the offer or grant the award to you at its discretion, and this decision is entered into upon the condition that any offer will not bind the Company or any of its affiliates on an ongoing basis. You acknowledge that the offer would not be made and the award would not be granted but for this condition and that should this condition to be met, any offer or award grant will be null and void.
Further, your participation in the Plan is conditioned on your continued employment; if your employment terminates for any reason (whether or not such termination is considered an unfair dismissal or a breach of contract by the Company or your employer), your participation in the Plan will cease immediately, and you will not be entitled to any further vesting of your award following termination of your employment. This provision will apply where you retire, die, become disabled or are laid off or on an authorized leave and will apply even if you (a) are considered to be unfairly dismissed without good cause, (b) are dismissed for disciplinary or objective reasons or due to a collective dismissal, (c) terminate employment due to a unilateral breach of contract by the Company or your employer or (d) terminate employment for any other reason.

UNITED KINGDOM SCHEDULE

DEFINITIONS

The following definitions and rules of interpretation apply in this United Kingdom Schedule to the Plan. Any terms not otherwise defined have the same meaning as given in the Plan.

“HMRC” means Her Majesty’s Revenue and Customs

“NICs” National Insurance contributions

“Tax” means any PAYE income tax and primary class 1 (employee) NICs (or the equivalent in any jurisdiction)

“Taxable Event” means an event that gives rise to a liability for pay as you earn (PAYE) income tax and NICs (or the equivalent in any jurisdiction) in respect of Shares, Participant Contributions, Employer Contributions or any other aspect of the Plan.

“Tax Liability” means any PAYE income tax and primary class 1 (employee) NICs (or the equivalent in any jurisdiction) that the Trustee, the Company or any employer (or former employer) of the relevant Participant must account for or reasonably believes is due as a result of a Taxable Event.

1.ELIGIBILITY
1.1.For the Participating Affiliates in the United Kingdom (each, a UK Participating Affiliate), each Employee scheduled to work full-time or part-time (including those working less than 20 hours per week) for such UK Participating Affiliate is eligible to enroll and participate in the Plan.
2.EMPLOYMENT CONSIDERATIONS
2.1.You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to receive any benefit under the Plan, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.
3.TAX CONSIDERATIONS
3.1.As a condition of participation in the Plan, each Participant unconditionally and irrevocably agrees:
3.1.1.to indemnify the Company, the Trustee, the Participant’s employer or former employer in respect of any Tax Liability which arises as a consequence of or in connection with the Participant’s participation in the Plan; and/or
3.1.2.to make arrangements to their satisfaction for any Tax Liability to be paid.

3.1.Each Participant unconditionally and irrevocably agrees that if the Company, the Trustee or the Participant’s employer or former employer must account for a Tax Liability, the Trustee may sell Shares held on behalf of the Participant in the Trust Fund in order to meet such Tax Liability unless the Participant has paid or made arrangements to pay the Tax Liability pursuant to paragraph 2.1 of this UK Schedule to the Plan.
3.2.Each Participant unconditionally and irrevocably agrees if so required by the Company,
3.3.1.to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 in respect of computing any tax charge on the acquisition of “restricted securities”; and
3.3.2.to sign all documents required by the Company to effect the terms of this paragraph 2 of the UK Schedule to the Plan.
3.2.Subject to paragraph 2.5 of this UK Schedule, if payment or withholding of the Tax Liability due in connection with any benefit received under the Plan is not made within ninety days after the end of the year in which the Taxable Event occurs, or such other period specified in the relevant UK employment tax legislation, the amount of any uncollected Tax will constitute a loan owed by the Participant to the Participant’s employer. The Participant agrees that the loan will bear interest at then-current official rate of HMRC.
3.3.If a Participant is a director or executive officer of the Company, the Participant will not be eligible for a loan as described in paragraph 2.4 of this UK Schedule to cover the relevant Tax Liability. In the event that the Tax Liability is not timely collected or paid, the amount of any uncollected Tax will constitute a benefit to the Participant on which additional Tax will be payable. The Participant acknowledges that the Company or the Participant’s employer or former employer may recover any such additional Tax from the Participant. The Participant will also be responsible for reporting and paying all Tax due on this additional benefit directly to HMRC under the self-assessment regime.